Exhibit d.2
REGISTRATION RIGHTS AGREEMENT
DATED AS OF MARCH __, 2007
AMONG
GSC INVESTMENT CORP.,
GSC CDO III L.L.C.,
GSCP (NJ), L.P.,
AND
THE OTHER INVESTORS PARTY HERETO
     This REGISTRATION RIGHTS AGREEMENT (the “Agreement”) dated as of March [ ], 2007 by and among GSC Investments Corp., a Maryland corporation (the “Company”), GSC CDO III, L.L.C., a Delaware limited liability company (the “Class A Investor”) and the persons identified below (collectively, the “Class B Investors,” together with the Class A Investor, the “Investors”) and GSCP (NJ), L.P., a Delaware limited partnership (the “Manager,” together with the Company and the Investors, the “Parties”).
     WHEREAS the Parties entered into the Contribution and Exchange Agreement dated October 17, 2006 (as amended on March ___, 2007, the “Contribution Agreement”) with respect to the contribution (the “Contribution”) to the Company (i) of certain general partner and limited partner interests in GSC Partners CDO GP III, L.P., a Cayman Islands exempted limited partnership ( “CDO III GP”), by the Investors and the Manager, and (ii) of the rights and obligations of the Manager under the Collateral Management Agreement dated as of November 5, 2001 (the “Collateral Management Agreement”) in exchange for common shares of the Company (“Common Shares”);
     WHEREAS, in order to induce the Investors to effect the Contribution pursuant to the Contribution Agreement, the Parties hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register the Common Shares issued to them.

AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, all parties hereto agree as follows:
ARTICLE 1
Certain Definition
     As used in this Agreement, the following terms shall have the following respective meanings:
     “Commission” means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar Federal rule or statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.
     “Holder” means any Investor holding Registrable Securities, or any person holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with Section 5.10 hereof.
     “Initiating Holders” means any Holder or Holders who, in the aggregate, hold not less than 50% of the Registrable Securities outstanding.
     “Registrable Securities” means the Common Shares issued or issuable in respect of any of the foregoing upon any conversion, stock split, stock dividend, recapitalization, or similar event; provided, however, that securities shall only be treated as Registrable Securities if and so long as (i) they have not been registered or sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction and (ii) the registration rights with respect to such securities have not terminated pursuant to Section 5.11.
     The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.
     “Registration Expenses” shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 5.01, 5.02 and 5.03 hereof, including without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company). Registration Expenses shall also include the fees and disbursements for one special counsel to the selling stockholders, not to exceed $  per registration.
     “Restricted Securities” shall mean the securities of the Company required to bear the legends set forth in Article 3 hereof.
     “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal rule or statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.
     “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and, except as set forth in Registration Expenses, all fees and disbursements of counsel for any Holder.
ARTICLE 2
Restrictions On Transferability
     The Common Shares, and any other securities of the Company issued in respect of such stock upon any stock split, stock dividend, recapitalization, merger, or similar event, shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act.
ARTICLE 3
Restrictive Legend
     Each certificate representing the Common Shares, or any other securities of the Company issued in respect of such stock upon any stock split, stock dividend, recapitalization, merger, or similar event, shall be stamped or otherwise imprinted with legends in substantially the following form (in addition to any legends required by agreement or by applicable state securities laws):
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH SHARES GENERALLY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM

THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.
ARTICLE 4
Notice Of Proposed Transfers
     Prior to any proposed sale, assignment, transfer or pledge of any of the Company’s Common Shares, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and, if requested by the Company, the holder shall also provide, at such holder’s expense, either (i) a written opinion addressed to the Company of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company, to the effect that the proposed transfer of the Common Shares may be effected without registration under the Securities Act, or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Common Shares shall be entitled to transfer such Common Shares in accordance with the terms of the notice delivered by the holder to the Company; provided, however, that the Company shall not request an opinion of counsel or “no action” letter with respect to (i) a transfer not involving a change in beneficial ownership, (ii) a transaction involving the distribution without consideration of Common Shares by the holder to its constituent partners or members in proportion to their ownership interests in the holder, or (iii) a transaction involving the transfer without consideration of Common Shares by an individual holder during such holder’s lifetime by way gift or on death by will or intestacy.
ARTICLE 5
Registration
Section 5.01. Requested Registration.
     (a)      Request for Registration. In case the Company shall receive from Initiating Holders a written request that the Company effect any registration with respect to shares of Registrable Securities, the Company will:
     (i)      promptly give written notice of the proposed registration to all other Holders; and

     (ii)      as soon as practicable, use its best efforts to effect such registration (including, without limitation, appropriate qualification under applicable state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations), as part of a firm commitment underwritten public offering with underwriters reasonably acceptable to the Initiating Holders and the Company, as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request by delivering a written notice to such effect to the Company within 20 days after the date of such written notice from the Company.
     Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect or complete any such registration pursuant to this Section 5.01:
     (A)      Prior to the date six months after the effective date of the Company’s first registered public offering of its Common Shares;
     (B)      Unless the aggregate offering price of all Registrable Securities sought to be registered by all Holders, net of underwriting discounts and commissions, would exceed $___;
     (C)      During the period starting with the date ninety (90) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; and provided, further, that if the Company’s registration is for an offering that does not include any equity securities or securities convertible into equity securities, then the Company shall not be obligated to take any action to effect or complete any requested registration under this Section 5.01 during the period starting sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date three (3) months immediately after the effective date of such registration statement.

     (D)      After the Company has effected one registration pursuant to this subparagraph 5.01(a); or
     (E)      If the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company for a registration statement to be filed in the near future, in which case, the Company’s obligation to use its best efforts to register, qualify or comply under this Section 5.01(a) shall be deferred for a period not to exceed 180 days from the date of receipt of the written request from the Initiating Holders, provided that the Company may not exercise this deferral right more than once in any twelve month period.
     Subject to the foregoing clauses (A) through (E), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders.
          (b)      Underwriting. In the event of a registration pursuant to Section 5.01, the Company shall advise the Holders as part of the notice given pursuant to Section 5.01(a)(i) that the right of any Holder to registration pursuant to Section 5.01 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 5.01, and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.
     The Company shall, together with all Holders proposing to distribute their securities through such underwriting, enter into an underwriting agreement in customary form with the managing underwriter reasonably acceptable to the Company and a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 5.01, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders requesting to be included in the registration and underwriting and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders requesting to be included in the registration and underwriting in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by them at the time of filing the registration statement; provided that in the event of such limitation on the number of shares to be underwritten, then no shares of stock to be registered for sale by the Company shall be included unless all shares of Registrable Securities requested by the Investors to be included in such underwriting are so included. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company.
     Section 5.02. Company Registration.
     (a)      Notice of Registration. If at any time or from time to time the Company shall determine to register any of its equity securities, either for its own account or the account of a Holder (other than pursuant to this Agreement) or other holders, other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Rule 145 transaction, or (iii) a registration in which the only equity security being registered is common stock issuable upon conversion of convertible debt securities which are also being registered, the Company will:
     (i)      promptly give to each Holder written notice thereof; and
     (ii)      include in such registration (and any related qualifications including compliance with Blue Sky laws), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 20 days after the date of such written notice from the Company, by any Holder.
     (b)      Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 5.02(a)(i). In such event, the right of any Holder to registration pursuant to Section 5.02 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting shall be limited to the extent provided herein.
     All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 5.02, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration (i) in the case of the Company’s initial public offering, to zero, and (ii) in the case of any other offering, to an amount no less than 25% of all shares to be included in such offering. The Company shall so advise all Holders requesting to be included in the registration and underwriting and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all the Holders requesting to be included in the registration and underwriting in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by them at the time of filing the registration statement. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. If any Holder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company.
     (c)      Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5.02 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.
     Section 5.03. Subsequent Registration Rights.
     (a)      Without the consent of any holder of Registrable Securities hereunder, the Company may grant to any holder of securities of the Company registration rights inferior to or pari passu with those granted hereunder.
     (b)      The Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights superior to the rights granted the Investors hereunder without the written consent of the holders of at least a majority of the Registrable Securities.
     Section 5.04. Expenses Of Registration. All Registration Expenses shall be borne by the Company. Notwithstanding the foregoing, in the event that Holders cause the Company to begin a registration pursuant to Section 5.01, and the request for such registration is subsequently withdrawn by such Holders or such registration is not completed due to failure to meet the net proceeds requirement set forth in such section or is otherwise not successfully completed due to no fault of the Company, all Holders shall be deemed to have forfeited their right to one registration under Section 5.01 for a period of six (6) months, as applicable, unless (a) the Holders requesting such registration pay for, or reimburse the Company for, the Registration Expenses incurred in connection with such withdrawn or incomplete registration or (b) the withdrawal, failure to meet the net proceeds requirement or other failure to be completed is based upon material adverse information concerning the Company known to the Company at the time of the initial request for such registration by the Holders of which the Holders initiating the registration request were not aware of at the time of such request. All Selling Expenses relating to securities registered on behalf of the Holders and all other registration expenses shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered or proposed to be so registered.
     Section 5.05. Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of such registration and as to the completion thereof. The Company will:
     (a)      Prepare and file with the Commission a registration statement and such amendments and supplements as may be necessary and use its best efforts to cause such registration statement to become and remain effective for at least 180 days or until the distribution described in the registration statement has been completed, whichever first occurs;
     (b)      Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities.
     (c)      Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
     (d)      Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
     (e)      Use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

     Section 5.06. Indemnification and Contribution.
     (a)      The Company will indemnify each Holder, each of its officers, directors, partners and former partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular, issuer free writing prospectus, or other document, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to the Company in connection with any such registration, and the Company will reimburse each such Holder, each of its officers, directors, partners and former partners and each person controlling such Holder within the meaning of Section 15 of the Securities Act, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in such Registration Statement, prospectus, offering circular, issuer free writing prospectus, or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder or controlling person, and stated to be specifically for use therein.
     (b)      Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration is being effected, indemnify the Company, each of its directors and officers, each person who controls the Company within the meaning of Section 15 of the Securities Act, and each other holder of the Company’s securities covered by such registration statement, each of such other holder’s, officers, directors, partners and former partners and each person controlling such other holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, issuer free writing prospectus or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of the Securities Act, the Exchange

Act, state securities laws or any rule or regulation promulgated under such laws applicable to the Holder, and will reimburse the Company, such other holders, such directors, officers, partners or control persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating or defending any such claim, loss, damage, liability or action, but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, issuer free writing prospectus or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each Holder under this Section 5.06(b) shall be limited to an amount equal to the amount by which the aggregate proceeds from the offering received by such Holder exceeds the amount paid (including underwriters discounts and commission, if any) by such Holder in connection with such registration.
     (c)      Each party entitled to indemnification under this Section 5.06 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or there are separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (whose consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.
     (d)      If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company from the offering of the Restricted Securities, on the one hand, and by the Holders from receiving Restricted Securities registered under the Securities Act, on the other hand, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company on the one hand and the Holders on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and the Holders on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Holders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     (e)      The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 5.06 were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 5.06, in no event shall a Holder be required to contribute any amount in excess of the amount by which the total price at which the Restricted Securities sold by such Holder exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations to contribute pursuant to this Section 5.06 are several and not joint.
     (f)      The remedies provided for in this Section 5.06 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.
     Section 5.07. Information By Holder. The Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holders, the Registrable Securities held by them and the distribution proposed by such Holders as the Company may request in writing and as shall be required in connection with any registration referred to in this Agreement.
     Section 5.08. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Shares of the Company, the Company agrees to use all reasonable efforts to:
     (a)      Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;
     (b)      File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and
     (c)      So long as a Holder owns any Restricted Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.
     Section 5.09. Transfer Of Registration Rights. The rights granted Holders under this Article 5 may be assigned to a transferee or assignee, not a competitor of the Company, in connection with any transfer or assignment of Registrable Securities by the Holder provided that: (i) such transfer is otherwise effected in accordance with applicable securities laws and the terms of this Agreement, (ii) such assignee or transferee acquires at least ___shares (as adjusted for stock splits, stock dividends, stock combinations and the like) of Registrable Securities from the transferor, (iii) written notice is promptly given to the Company and (iv) such assignee or transferee agrees to be bound by the provisions of this Agreement. Notwithstanding the foregoing, the rights to cause the Company to register securities may be assigned without compliance with item (ii) above to (x) any constituent partner or member of a Holder which is a partnership or limited liability company, or an affiliate (as such term is defined in Rule 405 of the Securities Act) of a Holder, or (y) a family member or trust for the benefit of a Holder who is an individual, or a trust for the benefit of a family member of such a Holder.

     Section 5.10. Termination Of Registration Rights. The rights granted pursuant to Sections 5.01, 5.02 and 5.03 of this Agreement shall terminate as to any Holder upon the earlier of (i) the date five years after the effective date of the Company’s initial public offering and (ii) provided that the Company’s shares are traded on a national stock exchange, such time as the Registrable Securities held by the Holder represent less than 1% of the outstanding capital stock of the Company and such Holder may sell all of such Registrable Securities in any single three-month period under Rule 144.
ARTICLE 6
Aggregation Of Shares
     All shares of the Company’s stock held by affiliated entities or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.
ARTICLE 7
Amendment
     Except as otherwise provided above, additional parties may be added to this Agreement, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding. Notwithstanding the foregoing, no amendment shall be made to this Agreement which by its terms adversely affects, or which was motivated primarily by an intent to adversely affect, a particular class of Holders in a manner differently from the other Holders without the written consent of a majority of the Registrable Securities held by the Holders in such adversely affected class. Any amendment or waiver effected in accordance with Section 5.03 or Article 8, as applicable, shall be binding upon each Investor or Holder of Registrable Securities at the time outstanding, each future holder of any of such securities, and the Company.
ARTICLE 8
Governing Law
     This Agreement shall be governed in all respects by the internal laws of the State of New York without regard to conflict of laws provisions.

ARTICLE 9
Entire Agreement
     This Agreement constitutes the full and entire understanding and Agreement among the parties regarding the matters set forth herein. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the successors, assigns, heirs, executors and administrators of the parties hereto.
ARTICLE 10
Notices, Etc.
     All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram, and in each case, addressed to such party at the address set forth below:
If to GSC Investment LLC:
GSC Investment LLC
12 E. 49th Street, Suite 3200
New York, NY 10017
If to GSC CDO III, L.L.C.:
GSC CDO III, L.L.C.
c/o GSC Group
12 E. 49th Street, Suite 3200
New York, NY 10017
If to GSCP (NJ), L.P.:
GSCP (NJ), L.P.
500 Campus Drive, Suite 220
Florham Park, NJ 07932
If to the Class B Investors:
c/o GSC Group
12 E. 49th Street, Suite 3200
New York, NY 10017

ARTICLE 11
Counterparts
     This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
     [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

GSC INVESTMENT CORP.
By:
	Name:	Richard T. Allorto
	Title:	Chief Financial Officer

GSC CDO III L.L.C.
By:	GSCP (NJ) Holdings, L.P. as its sole member

By:	GSCP (NJ), Inc., as its General Partner

By:
	Name:	David L. Goret
	Title:	Managing Director and Secretary

GSCP (NJ), L.P.
By:	GSCP (NJ), Inc., as its General Partner

By:
	Name:	David L. Goret
	Title:	Managing Director and Secretary

Class B Investors:
Thomas J. Libassi

Richard M. Hayden

Thomas V. Inglesby

Robert A. Hamwee

Keith W. Abell

HANNA FRANK INVESTMENTS LLC
By:
	Name:	Peter Frank
	Title:	Managing Member

GREENWICH STREET CAPITAL PARTNERS II, L.P.
By:	Greenwich Street Investments II, L.L.C., as its General Partner

By:
	Name:	Thomas V. Inglesby
	Title:	Managing Member